                              STAR ASSIGNMENT AGREEMENT

                             (ONGOING STAR TRANSACTIONS)

         WHEREAS, Sylvest Management Systems Corporation, Inc. ("Dealer") has entered into and may from time to time enter into agreements with Boeing Information Services, Inc. ("Customer") for the purchase of goods as evidenced by a contract, invoice and/or purchase order entered into with or issued to Customer. Purchases made outside the terms of a written contract will be reflected on Dealer's books as an open account referencing the purchase order number or invoice number; and

         WHEREAS, monies are due or will become due Dealer from Customer as a result of the purchases; and

         WHEREAS, there is no prohibition in any agreement, contract, invoice or purchase order forbidding the assignment herein made; and

         WHEREAS, Dealer has not heretofore assigned any of its right, title or interest in or to any current or future agreements, contracts, invoices, purchase orders and/or any accounts, chattel paper, instruments, documents or general intangibles evidenced thereby or arising therefrom.

         NOW, THEREFORE, Dealer, for value received, hereby assigns, transfers and sets over to Deutsche Financial Services Corporation ("DFS"), whose post office address is P.O. Box # 489, Columbia, Maryland 21045 all of Dealer's right, title and interest in and to all agreements, contracts, invoices, purchase orders, accounts, contract rights, chattel paper, instruments, documents and general intangibles, directly or indirectly relating to Customer, whether currently existing or hereafter arising, together with all proceeds therefrom and all monies which are due or hereafter become due Dealer with respect thereto (collectively the "Receivables").

         Dealer does hereby authorize DFS, either in the name of Dealer or in the name of DFS, to: (a) collect and receive all monies which are due or may become due under the Receivables; (b) prosecute any proceedings at law or elsewhere for any monies which are now due or may become due under any Receivables; and (c) execute any agreements, releases or other instruments, which DFS may from time to time hereafter deem necessary or convenient in its sole discretion in furtherance of or to effectuate the collection of said monies or any part or parts thereof.

         Dealer promises to execute from time to time hereafter all instruments that DFS deems necessary or convenient to better evidence or effectuate the assignment herein made or the collection of monies due or to become due under any Receivables.

         Dealer represents and warrants to DFS that: (a) the facts recited in this STAR Assignment Agreement are true; (b) the Receivables are genuine in all things that they are purported to be hereunder; and (c) Dealer will fully and faithfully perform all of its obligations hereunder according to the terms hereof. This STAR Assignment Agreement --is subject to the terms and conditions of the STAR Agreement entered into between DFS and Dealer.

         This STAR Assignment Agreement is made with recourse to Dealer in accordance with the terms of Section 10 of the STAR Agreement executed between Dealer and DFS.

         IN WITNESS WHEREOF, the undersigned has caused this STAR Assignment Agreement to be executed for it by its duly authorized representative this 17th day of September, 1996.


(SEAL)                       Sylvest Management Systems Corporation
                             --------------------------------------

                                       (Name of Dealer)


ATTEST:                      By:  /s/ William Strang
                                -----------------------------------
    /s/ William Strang
------------------------------
    Secretary                Title:    Executive Vice President
                                   --------------------------------

DEUTSCHE FINANCIAL SERVICES
A Deutsche Bank Company

September 17, 1996

Mr. Gary Murray, President
Sylvest Management Systems Corporation, Inc.
10001 Derekwood Lane, Suite #225
Lanham, Maryland 20706

Dear Mr. Murray:

         Re:  Boeing STAR

         Deutsche Financial Services Corporation ("DFS") is pleased to inform you that DFS has approved the financing of Boeing Company account through our STAR financing program, on and subject to the terms of our Agreement for Wholesale-Financing, STAR Agreement and the documents and instruments executed in connection therewith ( collectively, the "Loan Documents"). DFS will charge on this STAR facility an interest rate at the Prime Rate of interest ("the rate at which Chase Manhattan Bank publicly announces ") as exists from time to time based on the daily outstanding loan balance, and otherwise or and subject to the
terms of the Loan Documents.   As we discussed, with subsidized vendors set up
with DFS, there will be no interest charge on the daily outstanding balance for the first 30 days from invoice date, with the exception of subsidized purchases from Ingram Alliance there will be no interest charge on the daily outstanding balance for the first 40 days from invoice date.

         If the foregoing meets with your approval, kindly indicate your acceptance by signing below and returning an executed copy of this letter to our Baltimore office. This letter shall constitute and be subject to the terms of the Loan Documents. We are sincerely interested in developing a mutually beneficial relationship with you.

                             Sincerely,

                             Deutsche Financial Services Corporation.

                             /s/ David Rubin
                             -----------------------------------
                             David Rubin, Regional Sales Manager

AGREED AND ACCEPTED:

Sylvest Management Systems Corporation

By: /s/ Gary Murray
   --------------------------------
     Gary Murray, President

Date:    17 September 1996
    --------------------------

DEUTSCHE FINANCIAL SERVICES
A Deutsche Bank Company

October 9, 1996

Sylvest Management Systems Corporation
10001 Derekwood Lane, Suite 225
Lanham, MD 20206

Attn: Mr. William Strang, Vice President

Dear Mr. Strang:

         Please sign below indicating your understanding and acknowledgment that your recently approved $7,000,000.00 inventory and STAR credit facility will be managed by Deutsche Financial Services Corporation out of its Los Angeles office and under its trade name, Resellers Credit Corp. This facility will be governed by the documents you recently executed which reflect Deutsche Financial Services Corporation as the lender (i.e., Agreement for Wholesale Financing dated as of September 17, 1996, and all documentation executed in connection therewith and in connection with your STAR facility), although you understand that you will be receiving statements of transaction, billing statements, correspondence and other documents under the name Resellers Credit Corp.

         Please sign below indicating your understanding and acknowledgment of the terms of this letter and return it to the undersigned at your earliest convenience.

                         Very truly yours,

                         DEUTSCHE FINANCIAL SERVICES CORPORATION


                             /s/ Mark V. Kulmacz
                         ----------------------------------------
                         Mark V. Kulmacz, Regional Vice President

Acknowledged and agreed:



SYLVEST MANAGEMENT SYSTEMS CORPORATION


By:      /s/ William S. Strang
   ------------------------------------------
Title:        Executive Vice President
   ------------------------------------------